Exhibit 23.1

KPMG LLP 811 Main Street Houston, TX 77002

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 3, 2025, with respect to the consolidated financial statements of enCore Energy Corp., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

November 13, 2025